Exhibit 10.8

Credit Suisse Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629

June 22, 2015

To:          Ironwood Pharmaceuticals, Inc.
301 Binney Street, Cambridge, Massachusetts, 02142
Attention:  Chief Legal Officer

Telephone No.:  (617) 621-7722

Re:          Additional Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Ironwood Pharmaceutical, Inc. (“Company”) to Credit Suisse Capital LLC (“Dealer”), represented by Credit Suisse Securities (USA) LLC (“Agent”) as its agent, as of the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements with respect to the Transaction and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.             This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), and (ii) the election of US Dollars (“USD”) as the Termination Currency) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. The parties acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a transaction under, any other ISDA Master Agreement entered between the parties from time to time.

2.             The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	June 22, 2015

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:

Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the

Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.001 per Share (Exchange symbol “IRWD”)

Number of Warrants:	1,292,037. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 21.5000.

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 12.28, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD 4,520,564.00

Premium Payment Date:	June 25, 2015

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:

Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 150th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	September 15, 2022 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:

For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:

Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Valuation Terms.

Valuation Time:

Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in its commercially reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method:	Net Share Settlement.

Net Share Settlement:

On the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such

Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:

For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:

For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:

For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IRWD <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that, with respect to any Private Placement Settlement, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:

Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the Transaction following such Merger Event or Tender Offer”.

Consequence of Merger Events:

Merger Event:

Applicable; provided, however, that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, Dealer may elect, in good faith and in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or Section 9(h)(ii)(B) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in good faith and in its commercially reasonable judgment,

Component Adjustment (Calculation Agent Determination) for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:

Applicable; provided, however, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Dealer may elect, in good faith and in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:

If an Announcement Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest of the Expiration Date, Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the Announcement Event (regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date). If the Calculation Agent determines that such economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent may make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Warrant, as the case may be.

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)            Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following language at the end of such Section:

“, provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the

Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0 basis points until June 15, 2022 and 25 basis points thereafter.

Hedging Party:

For all applicable Additional Disruption Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Hedging Party shall be made in good faith and in a commercially reasonable manner (it being understood that Hedging Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Determining Party:

For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner (it being understood that Determining Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.

Dealer. All calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the immediately following paragraph.

In the case of any calculation, adjustment or determination by the Hedging Party, the Determining Party or the Calculation Agent, following any written request from Company, the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Company a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, but without disclosing any proprietary models or other information that may be proprietary or confidential). If

Company promptly disputes such calculation, adjustment or determination in writing and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall, to the extent permitted by applicable law, discuss the dispute with Company in good faith, it being understood that notwithstanding such discussion, the Calculation Agent’s calculation, adjustment or determination shall apply to the Transaction and be binding on the parties provided that such calculation, adjustment or determination was made in good faith and in a commercially reasonable manner.

5.             Account Details.

(a)           Account for payments to Company:

Bank: U.S. Bank N.A.
Bank Address: 101 E.5th Street, St. Paul, MN, 55101-1860
Routing #: 091-000-022
Acct No.: 173103198383
Beneficiary: U.S. Bank Trust Services
Beneficiary Address: 101 E.5th Street, St. Paul, MN, 55101-1860
Int’l Wires/SWIFT: USBKUS44IMT

Account for delivery of Shares from Company:

To be provided by Company

(b)           Account for payments to Dealer:

Bank of New York

ABA: 021-000-018

SWIFT: IRVTUS3N

Account Name: Credit Suisse Capital LLC

Account No: 8901148822

BIC: CSFBUS3L

Account for delivery of Shares to Dealer:

To be provided by Dealer

6.             Offices.

(a)           The Office of Company for the Transaction is:  Inapplicable, Company is not a Multibranch Party.

(b)           The Office of Dealer for the Transaction is: New York

7.             Notices.

(a)           Address for notices or communications to Company:

Ironwood Pharmaceuticals, Inc.
301 Binney Street, Cambridge, Massachusetts, 02142
Attention:  Chief Legal Officer
Telephone No.:  (617) 621-7722

With a copy to:

Ropes & Gray LLP
Attention: Isabel Dische, Esq. and Thomas Holden, Esq.
Telephone No: (212) 596-9000
Facsimile No: (212) 596-9090
Email: isabel.dische@ropesgray.com & thomas.holden@ropesgray.com

(b)           Address for notices or communications to Dealer:

As provided in Section 9(g)(v)

8.             Representations and Warranties of Company.

Each of the representations and warranties of Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of June 9, 2015, between Company and J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein, except to the extent that such representations and warranties, if not true or correct, would not have a material adverse effect on the power or ability of Company to execute and deliver this Confirmation or to perform its obligations hereunder.  Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)           Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)           Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of (i) the certificate of incorporation or by-laws (or any equivalent documents) of Company, (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) (x) any agreement or instrument filed as an exhibit to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by any subsequent filings, to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument or (y) any other agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except, in the case of clause (iii)(y) above, for any such conflict, breach, default or lien that would not, individually or in the aggregate, have a material adverse effect on Company and its subsidiaries, taken as a whole, or on the power or ability of Company to execute and deliver this Confirmation or perform its obligations hereunder.

(c)           No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)           A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company.  The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights and the Warrant Shares shall upon issuance (subject to notice of issuance) be accepted for listing or quotation on the Exchange.

(e)           Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)            Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(g)           Company and each of its affiliates are not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)           No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement by Dealer or its affiliates (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules promulgated thereunder, a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)            Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9.             Other Provisions.

(a)           [Reserved]

(b)           Repurchase Notices.  Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 119,865,515 (in the case of the first such notice) or (ii) thereafter more than 5,489,841 less than the number of Shares included in the immediately preceding Repurchase Notice.  Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Company shall not, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)           Regulation M.  Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.  Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)           No Manipulation.  Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)           Transfer or Assignment.  Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer.  Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided, however, that the transferee or assignee shall not be entitled to receive any greater payment of additional amounts under Section 2(d)(i)(4) of the Agreement than Dealer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the date of the transfer or assignment.  If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer, acting in good faith, may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the

Affected Party).  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.  The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in good faith and in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in good faith and in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Company to the extent of any such Dealer affiliate’s performance to Company.

(f)            Dividends.  If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, and/or Daily Number of Warrants to preserve the fair value of the Warrants after taking into account such dividend.

(g)           Matters Relating to Dealer and Agent

(i)            Credit Suisse Securities (USA) LLC (“CSS”), in its capacity as Agent solely for Dealer (and not as Agent for Company) will be responsible for (A) effecting the Transaction, (B) issuing all required confirmations and statements to Dealer and Company, (C) maintaining books and records relating to the Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Company, receiving, delivering, and safeguarding Company’s funds and any securities in connection with the Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(ii)           Agent is acting in connection with the Transaction solely in its capacity as Agent for Dealer (and not as Agent for Company) pursuant to instructions from Dealer.  Agent shall have no responsibility or personal liability to Dealer or Company arising from any failure by Dealer or Company to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Company with any obligation hereunder, including, without limitation, any obligations to maintain collateral.  Each of Dealer and Company agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of the Transaction.  Agent shall otherwise have no liability in respect of the Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent. For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to CSS shall not relieve Dealer of such obligations. Any performance by Company of its obligations (including notice obligations) through or by means of CSS’ agency for Dealer shall constitute good performance of Company’s obligations hereunder to Dealer.

(iii)          Dealer is an “OTC derivatives dealer” as such term is defined in the Exchange Act and is an affiliate of Agent.

(iv)          Dealer is not a member of the Securities Investor Protection Corporation.

(v)           Any and all notices, demands, or communications of any kind relating to the Transaction between Dealer and Company shall be transmitted exclusively through Agent at the following address:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Telephone No.: (212) 325-8678 / (212) 325-3213

Facsimile No.: (212) 325-8175

For all other communications:

Telephone No.: (212) 538-6040

Facsimile No.: (917) 326-8603

(h)           Additional Provisions.

(i)            Amendments to the Equity Definitions:

(A)          Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B)          Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A) and (iv), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii) adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)          Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)          Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)           Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)           deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)           replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F)           Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)           adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)           (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(ii)           Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in good faith and in its reasonable discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)          Any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of Company entitling the person to exercise 50% or more of the total voting power of all shares of capital stock of Company entitled to vote generally in elections of directors, other than an acquisition by Company, or any of Company’s wholly-owned subsidiaries.

(B)          Company merges or consolidates with or into any other person (other than one of Company’s wholly-owned subsidiaries), another person merges or consolidates with or into Company, or Company conveys, sells, transfers or leases all or substantially all of Company’s assets to another person in one transaction or a series of related transactions, other than any transaction (1) that does not result in a reclassification, conversion, exchange or cancellation of outstanding Shares; provided that, notwithstanding the foregoing, a transaction or transactions described above in this clause (B) will not give Dealer the right to designate such event an Additional Termination Event if at least 90% of the consideration received, or to be received, by holders of the Shares (excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ or appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Exchange or The NASDAQ Global Market (or any of their respective successors) or will be so traded or quoted immediately following such transaction or transactions and, as a result of such transaction or transactions, the “Shares” hereunder will consist of such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights. For purposes of the exception described in the immediately preceding proviso, any transaction or event described under both clause (A) above and this clause (B) (whether or not the exceptions in this clause (B) apply) will be evaluated solely under this clause (B).

(C)          Company’s stockholders approve any plan or proposal for the liquidation or dissolution of Company.

(D)          Any indebtedness for money borrowed by Company or one of its “significant subsidiaries” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) in an aggregate outstanding principal amount in excess of USD 15,000,000 is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days.

(E)           Certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries as defined in Article 1, Rule 1-02 of Regulation S-X.

(F)           Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(i)            No Collateral or Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral.  Obligations under the Transaction shall not be set off by either party against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise.  For the avoidance of doubt, in the event of bankruptcy or liquidation of either Company or Dealer, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(j)            Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)            If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:

If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in good faith and by commercially reasonable means.  In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by a commercially reasonable discounted price applicable to such Share Termination Delivery Units.  In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable.  The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:

One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by all holders of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event.  If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”.  “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)           Registration/Private Placement Procedures.  If, in the reasonable opinion of Dealer based on advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below.  Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants.  The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)            If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted

Shares as is customarily reasonably acceptable to a nationally-recognized dealer in securities; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer).  The Company shall use its best efforts to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of similar size in the Private Placement Settlement of such Restricted Shares, all as is customarily reasonably acceptable to a nationally-recognized dealer in securities.  In the case of a Private Placement Settlement, Calculation Agent shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder, which discount shall only take into account the illiquidity resulting from the fact that the Restricted Shares will not be registered for resale and any commercially reasonable fees and expenses of Dealer (and any affiliate thereof) in connection with such resale.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)           If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer acting in good faith, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements of similar size, all reasonably acceptable to Dealer in good faith.  If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply.  If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares in a commercially reasonable manner or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and

(iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act.  If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares.  If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply.  This provision shall be applied successively until the Additional Amount is equal to zero.  In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)          Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)          If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)            Limit on Beneficial Ownership.  Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder and after taking into account any Shares deliverable to Dealer under the letter agreement dated June 10, 2015 between Dealer and Company regarding Base Warrants (the “Base Warrant Confirmation”), (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit.  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery and after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)                             Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(n)                                 Waiver of Jury Trial.   Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)                                 Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)                                 Maximum Share Delivery.

(i)                                     Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than 2,584,074 (the “Maximum Number of Shares”) to Dealer in connection with the Transaction.

(ii)                                  In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares.  Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(iii)                               The Maximum Number of Shares shall only be subject to adjustment on account of (w) adjustments of the type specified in Section 9(f), (x) Potential Adjustment Events of the type specified in (1) Section 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions as long as, in the case of this sub-clause (2), such event is within Issuer’s control, (y) Merger Events or Tender Offers requiring corporate action of the Issuer and (z) Announcement Events that are not outside the Issuer’s control. Any Payment Obligation hereunder shall be calculated without regard to the Maximum Number of Shares; provided that, for the avoidance of doubt, the number of Shares deliverable under Section 9(j) shall be limited to the Maximum Number of Shares.

(q)                                 [Reserved]

(r)                                    Right to Extend.  Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in good faith and in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve a commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect transactions with respect to Shares in connection with a commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory organization requirements, or with related policies and procedures applicable to Dealer.

(s)                                   Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)                                    Securities Contract; Swap Agreement.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)                                 Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(v)                                 Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;  (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(w)                               Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Each of Dealer and Company represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(x)                                 Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)                                 Listing of Warrant Shares.  Company shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date.  Company agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(z)                                  Adjustments.  For the avoidance of doubt, whenever the Calculation Agent or Determining Party or Dealer is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent or Determining Party shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(aa)                          Delivery or Receipt of Cash.  For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Confirmation shall be interpreted as requiring Company to cash settle the Transaction, except in circumstances where cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which all holders of Shares would also receive cash.

(bb)                          Designation of Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company or Issuer, as applicable, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(cc)                            Certain Adjustments. Notwithstanding anything to the contrary in this Confirmation, if Dealer or the Calculation Agent is required to calculate any payment under Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, in each case, with respect to a Merger Termination Event, then Dealer or the Calculation Agent, as applicable, will make such calculation based on a volatility input that is equal to the Relevant Volatility Input.

“Merger Termination Event” means that the Transaction (or a portion of the Transaction) is terminated or cancelled both (i) as a result of (x) a Merger Event, (y) an Additional Termination Event pursuant to Section 9(h)(ii)(A) or 9(h)(ii)(B) of this Confirmation or (z) an Additional Disruption Event arising as a result of a Merger Event and (ii) as a result of the same event as any over-the-counter equity option transaction (or portion of such a transaction) to which Dealer is a party and to which Company (or a wholly-owned subsidiary of Company) is party relating to the Shares (such equity option transactions, “Relevant Positions”) and under which Dealer is also required to determine a volatility input is terminated, in each case, as determined by Dealer in good faith and commercially reasonably.

“Relevant Volatility Input” means a volatility input that is determined by Dealer in good faith and in a commercially reasonable manner and which, without limitation, may be based on implied volatility levels for options on the Shares with strike prices approximate to the Strike Price of the Transaction or approximate to the strike price of over-the-counter equity options on the Shares that are included in its commercially reasonable Hedge Positions with respect to the Transaction, in each case, as determined by Dealer in good faith and a commercially reasonable manner; provided that, if (i) Dealer (whether in its capacity as “Calculation Agent”, “Determining Party”, “Hedging Party” or otherwise) is required to determine a volatility input under any Relevant Positions and (ii) Dealer determines that such Relevant Positions (or a portion thereof) are terminated, cancelled, offset or otherwise unwound at approximately the same time (as determined by Dealer in good faith and commercially reasonably) as the Transaction (or portion thereof) is terminated, cancelled, offset or otherwise unwound, Dealer shall use a Relevant Volatility Input that is no greater than such volatility input for such Relevant Positions. For the avoidance of doubt, a Relevant Volatility Input that is equal to the volatility input for any Relevant Positions shall, in no event, be deemed to be commercially unreasonable.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Very truly yours,

CREDIT SUISSE CAPITAL LLC

By:	/s/ Louis J. Impellizeri
Authorized Signatory
Name:	Louis J. Impellizeri

By:	/s/ Barry Dixon
Authorized Signatory
Name:	Barry Dixon

CREDIT SUISSE SECURITIES (USA) LLC,
acting solely as Agent in connection with this Transaction

By:	/s/ Louis J. Impellizeri
Authorized Signatory
Name:	Louis J. Impellizeri

Accepted and confirmed
as of the Trade Date:

Ironwood Pharmaceuticals, Inc.

By:	/s/ Thomas Graney
Authorized Signatory
Name:	Thomas Graney, Chief Financial Officer & Senior Vice President of Finance and Corporate Strategy